Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SUNNOVA ENERGY INTERNATIONAL INC.

Sunnova Energy International Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies:

FIRST. The name of the corporation is Sunnova Energy International Inc. The corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 1, 2019.

SECOND. This Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and in accordance with Article Fourth, restates, integrates and amends the provisions of the corporation’s Certificate of Incorporation, as amended and restated.

THIRD. Upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, the total number of shares of capital stock which the corporation shall have the authority to issue shall be (i) one hundred and fifty million (150,000,000) shares of convertible preferred stock having a par value of $0.01 per share, (a) of which, one hundred and ten million (110,000,000) shares are designated as the Series A Convertible Preferred Stock and (b) of which, forty million (40,000,000) shares are designated as the Series C Convertible Preferred Stock; and (ii) two hundred million (200,000,000) shares of common stock having a par value of $0.01 per share.

FOURTH. This Amended and Restated Certificate of Incorporation hereby amends and restates the corporation’s Certificate of Incorporation to read in its entirety as set forth in Annex A hereto.

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IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation on July 29, 2019.

SUNNOVA ENERGY INTERNATIONAL INC.

By:	/s/ William J. Berger
Name:	William J. Berger
Title:	Chairman of the Board, President and Chief Executive Officer

Annex A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SUNNOVA ENERGY INTERNATIONAL INC.

ARTICLE I

NAME

Section I.1    The name of the Corporation is “Sunnova Energy International Inc.” (the “Corporation”).

ARTICLE II

REGISTERED AGENT

Section II.1    The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The registered agent at that address is Corporation Service Company.

ARTICLE III

PURPOSE

Section III.1    The nature of the business and the purposes to be conducted and promoted by the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

ARTICLE IV

AUTHORIZED CAPITAL STOCK

Section IV.1    The total number of shares of capital stock which the Corporation shall have the authority to issue shall be (i) one hundred and fifty million (150,000,000) shares of convertible preferred stock having a par value of $0.01 per share (“Convertible Preferred Stock”), (a) of which, one hundred and ten million (110,000,000) shares are designated as the “Series A Convertible Preferred Stock” and (b) of which, forty million (40,000,000) shares are designated as the “Series C Convertible Preferred Stock”; and (ii) two hundred million (200,000,000) shares of common stock having a par value of $0.01 per share (“Common Stock”). The voting power, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions of the above classes of stock are as specified below.

Section IV.2    COMMON STOCK

The Corporation shall have two classes of Common Stock: Series A Common Stock and Series B Common Stock. The Corporation shall have the authority to issue one hundred and eighty million (180,000,000) shares of Series A Common Stock and twenty million (20,000,000) shares of Series B Common Stock.

The designations and the powers, preferences and rights of the Common Stock are as follows

(a)    Voting.

(i)    The holders of shares of Series A Common Stock shall be entitled to one vote for each share of Series A Common Stock upon all matters presented to the stockholders and shall have the right to vote for the election of directors and for all other purposes; provided, however, that except as otherwise required by law, holders of Series A Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Convertible Preferred Stock, if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the DGCL.

(ii)    The holders of shares of Series B Common Stock shall be nonvoting and shall not have the right to vote on any matter involving the Corporation, except as required by applicable law.

(iii)    The number of authorized shares of Common Stock, or of any class or classes of Common Stock, may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(b)    Dividends. The holders of the Common Stock shall be entitled to such dividends in respect thereof (on a pro rata basis based upon the number of then-outstanding shares of Common Stock) as may from time to time be declared by the Board of Directors of the Corporation (the “Board of Directors”), but only when and as declared by the Board of Directors, out of any funds legally available for declaration of dividends, and subject to any provisions of this Certificate of Incorporation, any Certificate of Designation and any resolutions of the Board of Directors adopted pursuant to authority contained herein and therein requiring that dividends be declared, paid or set aside upon the outstanding shares of Convertible Preferred Stock of any series or upon the outstanding shares of any other class of capital stock ranking senior to the Common Stock as to dividends or that the Corporation fulfill any obligations it may have with respect to the redemption of any outstanding Convertible Preferred Stock as a condition to the declaration and/or payment of any dividend on the Common Stock; provided, however, that no dividends may be declared, paid or set aside upon the outstanding shares of Common Stock unless and until all declared and unpaid dividends upon the outstanding shares of Convertible Preferred Stock, if any, have been paid.

(c)    Liquidation. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Common Stock shall be entitled to share pro rata (based upon the number of then-outstanding shares of Common Stock) in the net assets available for distribution to holders of Common Stock after satisfaction of the prior claims of the holders of shares of Convertible Preferred Stock of any series and shares of any other class of capital stock ranking senior to the Common Stock as to assets, in accordance with the provisions of this Certificate of Incorporation, any Certificate of Designation and any resolutions of the Board of Directors adopted pursuant to authority herein contained.

(d)    Uncertificated Shares. Nothing in this Certificate of Incorporation or any Certificate of Designation limits or will be interpreted to limit the power of the Board of Directors under the DGCL to provide that some or all of any or all classes or series of Convertible Preferred Stock or Common Stock shall be uncertificated.

Section IV.3    CONVERTIBLE PREFERRED STOCK

One hundred and ten million (110,000,000) shares of the authorized Convertible Preferred Stock of the Corporation are hereby designated as the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and forty million (40,000,000) shares of the authorized Convertible Preferred Stock of the Corporation are hereby designated as the “Series C Convertible Preferred Stock” (the “Series C Preferred Stock”).

The designations and the powers, preferences and rights, and restrictions, qualifications and limitations, of the Convertible Preferred Stock are as follows:

(a)    Dividends. From and after the date of the issuance of any shares of Convertible Preferred Stock, dividends in the amount of 6% per annum on the sum of (i) the Series A Preferred Original Issue Price (as defined below) or the Series C Preferred Original Issue Price (as defined below), as applicable, plus (ii) any amount of previously accrued dividends, measured quarterly, shall accrue on such shares of Convertible Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Convertible Preferred Stock) (all such accrued dividends, the “Accruing Convertible Preferred Dividends”). Accruing Convertible Preferred Dividends shall accrue quarterly, whether or not declared, and shall be cumulative; provided, however, that except as set forth in the following sentence of this Section IV.3(a), such Accruing Convertible Preferred Dividends shall be payable in cash only when, as and if declared by the Board of Directors out of funds legally available therefor and the Corporation otherwise shall be under no obligation to pay such Accruing Convertible Preferred Dividends. The Corporation shall not declare, pay or set aside any dividends on Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Convertible Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Convertible Preferred Stock in an amount equal to the sum of

(A) the amount of the aggregate Accruing Convertible Preferred Dividends then accrued on such share of Convertible Preferred Stock and not previously paid and (B) that dividend per share of Convertible Preferred Stock as would equal the product of (1) the dividend payable on a share of Series A Common Stock and (2) the number of shares of Series A Common Stock issuable upon conversion of such share of Convertible Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend. The “Series A Preferred Original Issue Price” shall mean $5.3246735 per share and the “Series C Preferred Original Issue Price” shall mean $5.80 per share, each as subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Convertible Preferred Stock.

(b)    Liquidation, Dissolution or Winding Up: Certain Mergers, Consolidations and Asset Sales.

(i)    Preferential Payments to Holders of Convertible Preferred Stock. Upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event (as defined below), subject to the rights of any class or series of capital stock of the Corporation ranking senior to the Convertible Preferred Stock in respect of payments on liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event, each holder of shares of Convertible Preferred Stock then outstanding shall be entitled to payment out of the assets of the Corporation available for distribution to its stockholders, prior and in preference to the holders of Common Stock and any other class or series of capital stock of the Corporation ranking junior to the Convertible Preferred Stock by reason of their ownership thereof in respect of payment on liquidation, dissolution or winding up or any Deemed Liquidation Event, in an amount per share of Convertible Preferred Stock (such amount, as applicable, the “Convertible Preferred Liquidation Preference”) equal to the greater of (A) the sum of (I) the Series A Preferred Original Issue Price or Series C Preferred Original Issue Price, as applicable, on such share plus (2) any Accruing Convertible Preferred Dividends on such share accrued but unpaid to the date fixed for liquidation, dissolution or winding up or of the Deemed Liquidation Event (it being understood that the Convertible Preferred Liquidation Preference as of any date shall for all purposes hereunder be deemed to include Accruing Convertible Preferred Dividends that have accrued thereon, whether or not declared, since the dividend payment date immediately preceding the date of such liquidation, dissolution or winding up or Deemed Liquidation Event to the extent unpaid as of such date) or (B) such amount per share as would have been payable on such share had all shares of Series A Preferred Stock and Series C Preferred Stock been converted into Series A Common Stock pursuant to Section IV.3(d) immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A Preferred Liquidation Amount” with regard to the Series A Preferred Stock, and the “Series C Preferred Liquidation Amount” with regard to the Series C Preferred Stock). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Convertible Preferred Stock the full amount to which they shall be entitled under this Section IV.3(b)(i), the holders of shares of Convertible Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(ii)    Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment in full of all Series A Preferred Liquidation Amounts and Series C Preferred Liquidation Amounts required to be paid to the holders of shares of Convertible Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

(iii)    Deemed Liquidation Events.

(A)    Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least 80% of the outstanding shares of Series A Preferred Stock and Series C Preferred Stock (with the shares of Series A Preferred Stock and Series C Preferred Stock voting on an “as converted basis” as if such shares had been converted into Series A Common Stock pursuant to Section IV.3(d)) elect otherwise by written notice sent to the Corporation at least three (3) days prior to the effective date of any such event:

(1)    a merger or consolidation in which

(I)    the Corporation is a constituent party or

(II)    a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (a) the surviving or resulting corporation; or (b) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(2)    the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; provided, however, that a transaction or series of related transactions shall not constitute a Deemed Liquidation Event if its sole purpose is to change the state of the Corporation’s incorporation or to create a holding company that will be owned in the same proportions (other than as required for cash in lieu of fractional shares, if applicable) by the stockholders who held the Corporation’s securities immediately prior to such transaction or series of related transactions.

(B)    The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section IY.3(b)(iii)(A)(1)(I) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Section IV.3(b)(i) and Section IV.3(b)(ii).

(C)    In the event of a Deemed Liquidation Event referred to in Section IV.3(b)(iii)(A)(1)(II) or Section IV.3(b)(iii)(A)(2), if the Corporation does not effect a dissolution of the Corporation under the DGCL within ninety (90) days after such Deemed Liquidation Event, then (1) the Corporation shall send a written notice to each holder of Convertible Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (2) to require the redemption of such shares of Convertible Preferred Stock; and (2) if the holders of at least 20% of the then outstanding shares of Series A Preferred Stock and Series C Preferred Stock (with the shares of Series A Preferred Stock and Series C Preferred Stock voting on an “as converted basis” as if such shares had been converted into Series A Common Stock pursuant to Section IV.3(d)) so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Convertible Preferred Stock at a price per share equal to the Series A Preferred Liquidation Amount or the Series C Preferred Liquidation Amount, as applicable. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Convertible Preferred Stock, the Corporation shall ratably redeem each holder’s shares of Convertible Preferred Stock to the fullest extent of such Available Proceeds in conformity with the priorities set forth in Section 1V.3(b)(i) and Section 1V.3(b)(ii), and shall redeem the remaining shares as soon as it may lawfully do so under the DGCL governing distributions to stockholders. Prior to the distribution or redemption provided for in this Section 1V.3(b)(iii)(C), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

(D)    If the amount deemed paid or distributed under this Section IV.3(b)(iii) is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

(1)    For securities not subject to investment letters or other similar restrictions on free marketability,

(I)       if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty (30) day period ending three (3) days prior to the closing of such transaction;

(II)      if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the closing of such transaction; or

(III)     if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(2)    The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board of Directors) from the market value as determined pursuant to clause (1) above so as to reflect the approximate fair market value thereof.

(3)    If holders of at least 80% of the then outstanding shares of Series A Preferred Stock and of the then outstanding Series C Preferred Stock (with the shares of Series A Preferred Stock and Series C Preferred Stock voting on an “as converted basis” as if such shares had been converted into Series A Common Stock pursuant to Section IV.3(d), voting as a single class) object to the valuation determined by the Board of Directors, then the value shall be the fair market value as mutually determined by the Corporation and such holders of Convertible Preferred Stock, and if the Corporation and such holders are unable to reach agreement, then the fair market value shall be established by an independent nationally recognized investment bank reasonably acceptable to both the Corporation and such holders of Convertible Preferred Stock.

(E)    In the event of a Deemed Liquidation Event pursuant to Section IV.3(b)(iii)(A)(1)(I), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (1) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Section IV.3(b)(i) and Section IV.3(b)(ii) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (2) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Section IV.3(b)(i) and Section IV.3(b)(ii) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section IV.3(b)(iii)(E), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

(c)    Voting. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Convertible Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Series A Common Stock into which the shares of Convertible Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Convertible Preferred Stock shall vote together with the holders of those shares of Convertible Preferred Stock and Common Stock entitled to vote on a particular matter, as a single class and on an as-converted to Common Stock basis.

(d)    Optional Conversion. The holders of the Convertible Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(i)    Right to Convert.

(A)    Conversion Ratio.

(1)    Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Series A Common Stock as is determined by dividing the Series A Preferred Original Issue Price by the Series A Preferred Conversion Price (as defined below) in effect at the time of conversion. The “Series A Preferred Conversion Price” shall initially be equal to $5.3246735. Such initial Series A Preferred Conversion Price, and the rate at which shares of Series A Convertible Preferred Stock may be converted into shares of Series A Common Stock, shall be subject to adjustment as provided below.

(2)    Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Series A Common Stock as is determined by dividing the Series C Preferred Original Issue Price by the Series C Preferred Conversion Price (as defined below) in effect at the time of conversion. The “Series C Preferred Conversion Price” shall initially be equal to $5.80. Such initial Series C Preferred Conversion Price, and the rate at which shares of Series C Preferred Stock may be converted into shares of Series A Common Stock, shall be subject to adjustment as provided below.

(B)    Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of the applicable series of Convertible Preferred Stock.

(ii)    Fractional Shares. No fractional shares of Series A Common Stock shall be issued upon conversion of the Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Series A Common Stock as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Convertible Preferred Stock that the holder is at the time converting into Series A Common Stock and the aggregate number of shares of Series A Common Stock issuable upon such conversion.

(iii)    Mechanics of Conversion.

(A)    Notice of Conversion. In order for a holder of Convertible Preferred Stock to voluntarily convert shares of Convertible Preferred Stock into shares of Series A Common Stock, such holder shall (i) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Convertible Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Convertible Preferred Stock and, if applicable, any event on which such conversion is contingent and (ii) if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Convertible Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Convertible Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Series A Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Series A Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Convertible Preferred Stock, or to his, her or its nominees, a notice of issuance of uncertificated shares and may, upon written request, issue and deliver a certificate for the number of full shares of Series A Common Stock issuable upon such conversion in accordance with the provisions hereof and, may, if applicable and upon written request, issue and deliver a certificate for the number (if any) of the shares of Convertible Preferred Stock represented by any surrendered certificate that were not converted into Series A Common Stock, (ii) pay in cash such amount as provided in Section IV.3(d)(ii) in lieu of any fraction of a share of Series A Common Stock otherwise issuable upon such conversion and (iii) pay all applicable declared but unpaid dividends on the shares of Convertible Preferred Stock converted.

(B)    Reservation of Shares. The Corporation shall, at all times when the Convertible Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Convertible Preferred Stock, such number of its duly authorized shares of Series A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Series A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Convertible Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Series A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Series A Preferred Conversion Price or the Series C Preferred Conversion Price, as applicable, below the then par value of the shares of Series A Common Stock issuable upon conversion of the Convertible Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Series A Common Stock at such adjusted Series A Preferred Conversion Price or Series C Preferred Conversion Price, respectively.

(C)    Effect of Conversion. All shares of Convertible Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Series A Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section IV.3(d)(ii) and to receive payment of any dividends declared but unpaid thereon. Any shares of Convertible Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Convertible Preferred Stock accordingly.

(D)    No Further Adjustment. Upon any such conversion, no adjustment to the Series A Preferred Conversion Price or the Series C Preferred Conversion Price shall be made for any declared but unpaid dividends on the Series A Preferred Stock or the Series C Preferred Stock surrendered for conversion or the Series A Common Stock delivered upon conversion.

(E)    Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Common Stock upon conversion of shares of Convertible Preferred Stock pursuant to this Section IV.3(d). The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Series A Common Stock in a name other than that in which the shares of Convertible Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

(iv)    Adjustments to Conversion Price for Diluting Issues.

(A)    Special Definitions. For purposes of this ARTICLE IV, the following definitions shall apply:

(1)    “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(2)    “Series C Convertible Preferred Original Issue Date” shall mean the date on which the first share of Series C Preferred Stock was issued.

(3)    “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(4)    “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section IV.3(d)(iv)(C) below, deemed to be issued) by the Corporation after the Series C Convertible Preferred Original Issue Date, other than (x) the following shares of Common Stock and (y) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (x) and (y), collectively, “Exempt Securities”):

(I)    shares of Common Stock or Convertible Preferred Stock issued under the Purchase and Exchange Agreement, dated as of March 16, 2016, by and among the Corporation and the initial holders of Convertible Preferred Stock party thereto or under the Series B Subscription Agreements (or any preemptive rights with respect thereto);

(II)    shares of Common Stock or Convertible Preferred Stock issued or issuable on the Series C Convertible Preferred Original Issue Date under the Exchange Agreement, dated as of March 29, 2018, by and among the Corporation and certain stockholders of the Corporation;

(III)    shares of Common Stock or Convertible Preferred Stock issued or issuable under the Purchase Agreement, dated as of March 29, 2018, by and among the Corporation and the investors party thereto;

(IV)    shares of Common Stock, Options or Convertible Securities issued or deemed issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section IV.3(d)(v), (vi), (vii) or (viii);

(V)    shares of Common Stock, Options or Convertible Securities issued or deemed issued upon conversion of any of the Convertible Preferred Stock, or as a dividend or distribution on the Convertible Preferred Stock;

(VI)    shares of Common Stock issued or deemed issued upon the conversion of any Convertible Security (other than the Convertible Preferred Stock) or shares of Common Stock or Convertible Securities actually issued upon the exercise of Options (but only to the extent that the original issuance of such Convertible Security was subject to adjustment pursuant to this Section IV.3(d)(iv) or was outstanding on the Series C Convertible Preferred Original Issue Date);

(VII)    shares of Common Stock, Options or Convertible Securities issued or deemed issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to any plan, agreement or arrangement, in each case, approved by the Board of Directors pursuant to and in accordance with the Investors Agreement (including Section 6.8 thereof);

(VIII)    shares of Common Stock, Options or Convertible Securities issued or deemed issued pursuant to the acquisition of another entity by the Corporation by merger, purchase of substantially all of the assets or a business line, unit or division or other reorganization or pursuant to a joint venture agreement, provided that such issuances are approved by the Board of Directors; or

(IX)    shares of Common Stock issued in any firmly underwritten public offering of shares of Common Stock of the Corporation pursuant to a registration statement under the Securities Act of 1933 (an “IPO”), including any shares issued or deemed issued upon exercise of warrants or rights granted to the underwriters.

(B)    No Adjustment of Conversion Price. Neither the Series A Preferred Conversion Price nor the Series C Preferred Conversion Price shall be adjusted as a result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least 80% of the then outstanding shares of Series A Preferred Stock and the then outstanding shares of Series C Preferred Stock (with the shares of Series A Preferred Stock and Series C Preferred Stock voting on an “as converted basis” as if such shares had been converted into Series A Common Stock pursuant to Section IV.3(d), voting as a single class), agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock; provided that, with respect to an issuance or deemed issuance of Additional Shares of Common Stock that would result in an adjustment to the Series C Preferred Conversion Price but not to the Series A Preferred Conversion Price, no such adjustment shall be made if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series C Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(C)    Deemed Issue of Additional Shares of Common Stock.

(1)    If the Corporation at any time or from time to time after the Series C Convertible Preferred Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempt Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(2)    If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series A Preferred Conversion Price (in the case of the Series A Preferred Stock) or the Series C Preferred Conversion Price (in the case of the Series C Preferred Stock), pursuant to the terms of Section IV.3(d)(iv)(C)(5), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series A Preferred Conversion Price (in the case of the Series A Preferred Stock) or the Series C Preferred Conversion Price (in the case of the Series C Preferred Stock) computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to the Series A Preferred Conversion Price or the Series C Preferred Conversion Price, as applicable, as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (2) shall have the effect of increasing the Series A Preferred Conversion Price or the Series C Preferred Conversion Price to an amount which exceeds the lower of (i) the Series A Preferred Conversion Price (in the case of the Series A Preferred Stock) or the Series C Preferred Conversion Price (in the case of the Series C Preferred Stock), respectively, in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Series A Preferred Conversion Price (in the case of the Series A Preferred Stock) or the Series C Preferred Conversion Price (in the case of the Series C Preferred Stock) that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(3)    If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempt Securities), the issuance of which did not result in an adjustment to the Series A Preferred Conversion Price (in the case of the Series A Preferred Stock) or the Series C Preferred Conversion Price (in the case of the Series C Preferred Stock) pursuant to the terms of Section IV.3(d)(iv)(C)(5) (either because the consideration per share (determined pursuant to Section IV.3(d)(iv)(E)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series A Preferred Conversion Price (in the case of the Series A Preferred Stock) or the Series C Preferred Conversion Price (in the case of the Series C Preferred Stock) then in effect, or because such Option or Convertible Security was issued before the Series C Convertible Preferred Original Issue Date), are revised after the Series C Convertible Preferred Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (a) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (b) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section IV.3(d)(iv)(C)(1) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(4)    Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series A Preferred Conversion Price (in the case of the Series A Preferred Stock) or the Series C Preferred Conversion Price (in the case of the Series C Preferred Stock) pursuant to the terms of Section IV.3(d)(iv)(C)(5), the Series A Preferred Conversion Price (in the case of the Series A Preferred Stock) or the Series C Preferred Conversion Price (in the case of the Series C Preferred Stock) shall be readjusted to such Series A Preferred Conversion Price (in the case of the Series A Preferred Stock) or Series C Preferred Conversion Price (in the case of the Series C Preferred Stock) as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(5)    If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Series A Preferred Conversion Price (in the case of the Series A Preferred Stock) or the Series C Preferred Conversion Price (in the case of the Series C Preferred Stock) provided for in this Section IV.3(d)(iv)(C) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (2) and (3) of this Section IV.3(d)(iv)(C)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Series A Preferred Conversion Price (in the case of the Series A Preferred Stock) or the Series C Preferred Conversion Price (in the case of the Series C Preferred Stock) that would result under the terms of this Section IV.3(d)(iv)(C)) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Series A Preferred Conversion Price (in the case of the Series A Preferred Stock) or the Series C Preferred Conversion Price (in the case of the Series C Preferred Stock) that such issuance or amendment took place at the time such calculation can first be made.

(D)    Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall, at any time after the Series C Convertible Preferred Original Issue Date, issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section IV.3(d)(iv)(C)), without consideration or for a consideration per share less than the Series A Preferred Conversion Price in effect immediately prior to such issue, then the Series A Preferred Conversion Price (in the case of the Series A Preferred Stock) or the Series C Preferred Conversion Price (in the case of the Series C Preferred Stock) shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(1)    “CP2” shall mean the Series A Preferred Conversion Price (in the case of the Series A Preferred Stock) or the Series C Preferred Conversion Price (in the case of the Series C Preferred Stock) in effect immediately after such issue of Additional Shares of Common Stock;

(2)    “CP1” shall mean the Series A Preferred Conversion Price (in the case of the Series A Preferred Stock) or the Series C Preferred Conversion Price (in the case of the Series C Preferred Stock) in effect immediately prior to such issue of Additional Shares of Common Stock;

(3)    “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Convertible Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(4)    “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(5)    “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(E)    Determination of Consideration. For purposes of this Section IV.3(d)(iv), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1)    Cash and Property: Such consideration shall:

(I)    insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(II)    insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(III)    in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

(2)    Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section IV.3(d)(iv)(C), relating to Options and Convertible Securities, shall be determined by dividing:

(I)    The total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(II)    the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(F)    Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series A Preferred Conversion Price (in the case of the Series A Preferred Stock) or the Series C Preferred Conversion Price (in the case of the Series C Preferred Stock) pursuant to the terms of Section IV.3(d)(iv)(C)(5), and such issuance dates occur within a period of no more than 90 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Series A Preferred Conversion Price (in the case of the Series A Preferred Stock) or the Series C Preferred Conversion Price (in the case of the Series C Preferred Stock) shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(v)    Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series C Convertible Preferred Original Issue Date effect a subdivision of the outstanding Common Stock, the Series A Preferred Conversion Price (in the case of the Series A Preferred Stock) or the Series C Preferred Conversion Price (in the case of the Series C Preferred Stock) in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series C Convertible Preferred Original Issue Date combine the outstanding shares of Common Stock, the Series A Preferred Conversion Price (in the case of the Series A Preferred Stock) or the Series C Preferred Conversion Price (in the case of the Series C Preferred Stock) in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(vi)    Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series C Convertible Preferred Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series A Preferred Conversion Price (in the case of the Series A Preferred Stock) or the Series C Preferred Conversion Price (in the case of the Series C Preferred Stock) in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Preferred Conversion Price (in the case of the Series A Preferred Stock) or the Series C Preferred Conversion Price (in the case of the Series C Preferred Stock) then in effect by a fraction:

(A)    the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(B)    the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing (1) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Preferred Conversion Price (in the case of the Series A Preferred Stock) or the Series C Preferred Conversion Price (in the case of the Series C Preferred Stock) shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Preferred Conversion Price (in the case of the Series A Preferred Stock) or the Series C Preferred Conversion Price (in the case of the Series C Preferred Stock) shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (2) no such adjustment shall be made if the holders of Convertible Preferred Stock simultaneously receive a dividend or other distribution of shares of Series A Common Stock in a number equal to the number of shares of Series A Common Stock as they would have received if all outstanding shares of Convertible Preferred Stock had been converted into Series A Common Stock on the date of such event.

(vii)    Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series C Convertible Preferred Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section IV.3(a) do not apply to such dividend or distribution, then and in each such event the holders of Convertible Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Convertible Preferred Stock had been converted into Series A Common Stock on the date of such event.

(viii)    Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section IV.3(b)(iii), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Convertible Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Section IV.3(d)(iv), (v) or (vii), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Convertible Preferred Stock shall thereafter be convertible in lieu of the Series A Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Series A Common Stock of the Corporation issuable upon conversion of one share of Convertible Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section IV.3(d) with respect to the rights and interests thereafter of the holders of the Convertible Preferred Stock, to the end that the provisions set forth in this Section IV.3(d) (including provisions with respect to changes in and other adjustments of the Series A Preferred Conversion Price (in the case of the Series A Preferred Stock) or the Series C Preferred Conversion Price (in the case of the Series C Preferred Stock)) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Convertible Preferred Stock. For the avoidance of doubt, nothing in this Section IV.3(d)(viii) shall be construed as preventing the holders of Convertible Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the DGCL in connection with a merger triggering an adjustment hereunder, nor shall this Section IV.3(d)(viii) be deemed conclusive evidence of the fair value of the shares of Convertible Preferred Stock in any such appraisal proceeding.

(ix)    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Preferred Conversion Price (in the case of the Series A Preferred Stock) or the Series C Preferred Conversion Price (in the case of the Series C Preferred Stock) pursuant to this Section IV.3(d), the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Convertible Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Convertible Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Convertible Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (A) the Series A Preferred Conversion Price (in the case of the Series A Preferred Stock) or the Series C Preferred Conversion Price (in the case of the Series C Preferred Stock) then in effect, and (B) the number of shares of Series A Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Convertible Preferred Stock.

(x)    Notice of Record Date. In the event:

(A)    the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Convertible Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security;

(B)    of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation or any Deemed Liquidation Event; or

(C)    of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Convertible Preferred Stock a notice specifying, as the case may be, (1) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (2) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Convertible Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Convertible Preferred Stock and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

(e)    Mandatory Conversion.

(i)    Trigger Events. Upon either (A) the closing of the sale of shares of Common Stock to the public at a price of at least 1.25 times the Series A Preferred Original Issue Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), with aggregate gross proceeds, net of the underwriting discount and commissions, to the Corporation of not less than $175 million, in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or (B) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least 80% of the then outstanding shares of Series A Preferred Stock and Series C Preferred Stock (with the shares of Series A Preferred Stock and Series C Preferred Stock voting on an “as converted basis” as if such shares had been converted into Series A Common Stock pursuant to Section IV.3(d), voting as a single class) (the time of such closing, or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (1) upon an event specified in clause (A) or (B) above, all outstanding shares of Series A Preferred Stock and Series C Preferred Stock shall automatically be converted into shares of Series A Common Stock, in each case at the then effective conversion rate(s) for such shares as calculated pursuant to IV.3(d)(i)(A) and (2) such shares of Series A Preferred Stock and Series C Preferred Stock converted pursuant to this Section IV.3(e)(i) may not be reissued by the Corporation.

(ii)    Procedural Requirements. All holders of record of shares of Series A Preferred Stock and Series C Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series A Preferred Stock and Series C Preferred Stock pursuant to this Section IV.3(e). Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series A Preferred Stock and Series C Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series A Preferred Stock and Series C Preferred Stock converted pursuant to Section IV.3(e)(i), including the rights, if any, to receive notices and vote (other than as a holder of Series A Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section IV.3(e)(ii). As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series A Preferred Stock and Series C Preferred Stock, the Corporation shall (A) issue and deliver to such holder, or to his, her or its nominees, a notice of issuance of uncertificated shares and may, upon written request, issue and deliver a certificate for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and (B) pay cash as provided in Section IV.3(d)(ii) in lieu of any fraction of a share of Series A Common Stock and Series C Preferred Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series A Preferred Stock and Series C Preferred Stock converted. Such converted Series A Preferred Stock and Series C Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock and Series C Preferred Stock accordingly.

ARTICLE V

ADDITIONAL POWERS OF THE CORPORATION

Section V.1    In furtherance of and not in limitation of powers conferred by statute, it is further provided that:

(a)    subject to the limitations and exceptions, if any, contained in the Amended and Restated By-laws of the Corporation (the “By-laws”), the By-laws may be adopted, amended or repealed by the Board of Directors;

(b)    elections of directors need not be by written ballot; and

(c)    subject to any applicable requirements of law, the books of the Corporation may be kept outside the State of Delaware at such location as may be designated by the Board of Directors or in the By-laws.

ARTICLE VI

EXISTENCE

Section VI.1    The Corporation is to have perpetual existence.

ARTICLE VII

INDEMNIFICATION

Section VII.1    The Corporation shall indemnify and hold harmless, to the fullest extent not prohibited by the DGCL, each person (a “Covered Person”) who is or was made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding (each, a “proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an executive officer or director of the Corporation, against all liability, claims, damages, costs and losses suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. The Corporation may, in its sole and absolute discretion, indemnify such other persons as it may deem desirable or necessary, to the fullest extent not prohibited by the DGCL. For purposes of this ARTICLE VII, each of the Chief Executive Officer, the President, the Chief Financial Officer, the Senior Vice Presidents, the Treasurer and the Secretary of the Corporation shall be deemed to be an executive officer.

Section VII.2    The Corporation shall, to the fullest extent not prohibited by the DGCL, pay the expenses, including attorneys’ fees, incurred by a Covered Person in defending any proceeding in advance of final disposition; provided, however, that to the extent required by the DGCL, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts so advanced if it should ultimately be determined that the Covered Person is not entitled to be indemnified under this ARTICLE VII or otherwise.

Section VII.3    The rights conferred on any Covered Person pursuant to this ARTICLE VII shall not be deemed exclusive of any other rights such Covered Person may have or hereafter be entitled under any statute, this Certificate of Incorporation, the By-laws, any agreement, any vote of stockholders or disinterested directors or otherwise.

Section VII.4    The rights conferred on any Covered Person pursuant to this ARTICLE VII shall continue as to a person who has ceased to be a Covered Person (or other person indemnified hereunder) and shall inure to the benefit of the heirs, executors, administrators, legatees and distributees of such person.

Section VII.5    The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this ARTICLE VII, the By-laws, the DGCL, or any other applicable law.

Section VII.6    The provisions of this ARTICLE VII shall be a contract between the Corporation, on the one hand, and each Covered Person and any other person entitled to indemnification hereunder, on the other hand, pursuant to which the Corporation and each such Covered Person or other person intend to be, and shall be, legally bound. No amendment, repeal or modification of this ARTICLE VII shall affect any rights or obligations with respect to any state of facts then or theretofore existing or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

Section VII.7    If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this ARTICLE VII is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section VII.8    The Corporation hereby acknowledges that the investors (as defined in the Third Amended and Restated Investors Agreement, dated as of March 31, 2018, by and among Sunnova Energy Corporation, a Delaware corporation, and the stockholders party thereto (as amended from time to time, the “Investors Agreement”)), the ECP Directors, the Unaffiliated Directors and the Quantum Directors (each as defined in the Investors Agreement) and their respective heirs or representatives (each, an “Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by or on behalf of the Investors or their affiliates (collectively, the “Indemnitors”) and that, notwithstanding anything to the contrary contained herein (including as set forth in this ARTICLE VII): (a) the Corporation is the indemnitor of first resort and the Indemnitors are the indemnitors of last resort in connection with any claims for indemnification from the Indemnitees, (b) the Corporation will be required to advance the full amount of expenses incurred by each Indemnitee and will be liable for the full amount of all losses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by this ARTICLE VII without regard to any rights each Indemnitee may have against any particular Indemnitor and (c) the Corporation irrevocably waives, relinquishes and releases the Indemnitors from any and all claims against the Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Notwithstanding anything to the contrary herein, no advancement or payment by any Indemnitor on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification or advancement of expenses from the Corporation will affect the foregoing and such Indemnitor will have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Corporation. The Indemnitees and Indemnitors are express third-party beneficiaries of the terms of this Section VII.8.

ARTICLE VIII

LIMITATIONS ON LIABILITY

Section VIII.1    No member of the Board of Directors shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director,

except, if required by the DGCL, for liability: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this ARTICLE VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Section VIII.2    Neither the amendment nor repeal of this ARTICLE VIII shall eliminate or reduce the effect of this ARTICLE VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this ARTICLE VIII would accrue or arise, prior to such amendment or repeal.

ARTICLE IX

CORPORATE OPPORTUNITIES

Section IX.1    The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Convertible Preferred Stock or any of its affiliates or any of their respective partners, members, managers, directors, equityholders, employees or agents, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE X

AMENDMENT

Section X.1    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and this Certificate of Incorporation and all rights conferred upon stockholders herein are granted subject to this reservation; provided, that, subject to the terms of the Investors Agreement, so long as shares of the Series C Preferred Stock are issued and outstanding, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then-outstanding shares of Series C Preferred Stock voting as a separate class, amend, alter or repeal this Certificate of Incorporation so as to adversely impact the powers, designations, preferences and restrictions of the Series C Preferred Stock in a manner different from those of the Series A Preferred Stock.

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